TABLE OF CONTENTS

(a)(1) Audited financial statements of Ganton Technologies, Inc. for the years ended December 31, 1998 and 1997
Report of Independent Accountants
Statements of Operations For the Years Ended December 31, 1998 and 1997
Balance Sheets December 31, 1998 and 1997
Statements of Shareholders’ Equity For the Years Ended December 31, 1998 and 1997
Statements of Cash Flows For the Years Ended December 31, 1998 and December 31, 1997
Notes to Financial Statements
(a) (2) Unaudited interim condensed financial statements of Ganton Technologies, Inc. for the nine months ended September 30, 1999 and 1998
Interim Condensed Statements of Operations for the nine months ended September 30, 1999 and 1998
Interim Condensed Balance Sheets at September 30, 1999 and December 31, 1998
Interim Condensed Statements of Cash Flows for the nine months ended September 30, 1999 and 1998
Notes to Interim Condensed Financial Statements
(a) (3) Audited consolidated financial statements of Diemakers, Inc. (the predecessor company of Diversified Diemakers, Inc.) for the years ended December 31, 1998 and 1997
Report of Independent Accountants
Consolidated Balance Sheet at December 31, 1998 and 1997
Consolidated Statement of Operations for the years ended December 31, 1998 and 1997
Consolidated Statement of Stockholder’s Equity for the years ended December 31, 1998 and 1997
Consolidated Statement of Cash Flows for the years ended December 31, 1998 and 1997
Notes to Consolidated Financial Statements
(a) (4) Unaudited interim condensed consolidated financial statements of Diversified Diemakers, Inc. and its subsidiaries for the period from March 30, 1999 to September 30, 1999 and of Diemakers, Inc. and its subsidiaries (the predecessor company of Diversified Diemakers, Inc.) for the period from January 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998
Interim Condensed Consolidated Statements of Operations for the periods from March 30, 1999 to September 30, 1999 and Janaury 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998
Interim Condensed Consolidated Balance Sheets
Interim Condensed Consolidated Balance Sheets at September 30, 1999 and December 31, 1998
Interim Condensed Consolidated Statements of Cash Flows for the periods from March 30, 1999 to September 30, 1999 and Janaury 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998
Notes to Interim Condensed Consolidated Financial Statements
(b) Pro Forma Financial Information
Proforma Condensed Consolidated Statement of Income for the nine months ended September 30, 1999
Proforma Condensed Consolidated Statement of Income for the year ended December 31, 1999
Proforma Condensed Consolidated Balance Sheet (Unaudited) as of September 30, 1999
Notes to Proforma Condensed Consolidated Financial Statements (Unaudited)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 20, 1999

INTERMET CORPORATION

(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

0-13787	58-1563873

(Commission File No.)	(IRS Employer Identification No.)

5445 Corporate Drive, Suite 200, Troy, Michigan	48098-2683

(Address of principal executive offices)	(Zip code)

(248) 952-2500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

This report amends the current report on Form 8-K of Intermet Corporation filed on December 30, 1999, relating to Intermet’s acquisitions of Ganton Technologies, Inc. and Diversified Diemakers, Inc. This amendment should be read in conjunction with such filing.

The amendment provides certain historical financial data for Ganton and Diversified Diemakers and pro forma financial information for Intermet giving effect to the acquisitions of Ganton and Diversified Diemakers.

Item 7. Financial Statements and Exhibits

Table of Contents

(a)	Financial Statements of Businesses Acquired

(1)	The audited financial statements of Ganton Technologies, Inc. for the years ended December 31, 1998 and 1997, including:

•	Report of Independent Accountants

•	Statements of Operations for the years ended December 31, 1998 and 1997

•	Balance Sheets at December 31, 1998 and 1997

•	Statements of Shareholders’ Equity for the years ended December 31, 1998 and 1997

•	Statements of Cash Flows for the years ended December 31, 1998 and 1997

•	Notes to Financial Statements

(2)	The unaudited interim condensed financial statements of Ganton Technologies, Inc. for the nine months ended September 30, 1999 and 1998, including:

•	Interim Condensed Statements of Operations for the nine months ended September 30, 1999 and 1998

•	Interim Condensed Balance Sheets at September 30, 1999 and December 31, 1998

•	Interim Condensed Statements of Cash Flows for the nine months ended September 30, 1999 and 1998

•	Notes to Interim Condensed Financial Statements

(3)	The audited consolidated financial statements of Diemakers, Inc. (the predecessor company of Diversified Diemakers, Inc.) for the years ended December 31, 1998 and 1997, including:

•	Report of Independent Accountants

•	Consolidated Balance Sheet at December 31, 1998 and 1997

•	Consolidated Statement of Operations for the years ended December 31, 1998 and 1997

•	Consolidated Statement of Stockholder’s Equity for the years ended December 31, 1998 and 1997

•	Consolidated Statement of Cash Flows for the years ended December 31, 1998 and 1997

•	Notes to Consolidated Financial Statements

(4)	The unaudited interim condensed consolidated financial statements of Diversified Diemakers, Inc. and its subsidiaries for the period from March 30, 1999 to September 30, 1999 and of Diemakers, Inc. and its subsidiaries (the predecessor company of Diversified Diemakers, Inc.) for the period from January 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998, including:

•	Interim Condensed Consolidated Statements of Operations for the periods from March 30, 1999 to September 30, 1999 and January 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998

•	Interim Condensed Consolidated Balance Sheets at September 30, 1999 and December 31, 1998

•	Interim Condensed Consolidated Statements of Cash Flows for the periods from March 30, 1999 to September 30, 1999 and January 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998

•	Notes to Interim Condensed Consolidated Financial Statements

(b)	Pro Forma Financial Information

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 1999

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1998

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1999

•	Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(c)	Exhibits

•	Exhibit 23.1 Consent of Independent Accountants

•	Exhibit 23.2 Consent of Independent Accountants

(a)(1) Audited financial statements of Ganton Technologies, Inc. for the years ended December 31, 1998 and
          1997

Report of Independent Accountants

To the Board of Directors of Ganton Technologies, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Ganton Technologies, Inc. (the “Company”) at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 11, the Company changed its method of accounting for replacement dies effective January 1, 1997.

      /s/ PricewaterhouseCoopers LLP
           PricewaterhouseCoopers LLP

March 19, 1999, except as to Note 5, which is as of March 26, 1999

Chicago, Illinois

Ganton Technologies, Inc.
Statements of Operations
For the Years Ended December 31, 1998 and 1997
(Dollars in Thousands)

	December 31,

	1998	1997

Net sales	$113,919	$108,628

Cost of sales	96,775	98,737

Gross profit	17,144	9,891

Selling, general and administrative expense	9,860	8,906

Operating income	7,284	985

Interest expense	2,681	2,980

Other expense	61	352

Income (loss) before income taxes and cumulative effect of accounting change	4,542	(2,347)

(Provision) benefit for income taxes	(2,057)	544

Income (loss) before cumulative effect of accounting change	2,485	(1,803)

Cumulative effect of accounting change, net of tax	—	(2,677)

Net income (loss)	$2,485	($4,480)

      The accompanying notes are an integral part of these financial statements.

Ganton Technologies, Inc.
Balance Sheets
December 31, 1998 and 1997
(Dollars in Thousands, Except Share Data)

	December 31,

	1998	1997

ASSETS

Current Assets:

Cash	$81	$1,219

Accounts receivable, less allowances of $382 and $325	16,379	14,917

Inventories	8,941	7,891

Income tax receivable	323	154

Deferred tax asset	1,604	1,814

Prepaid expenses	266	251

Total current assets	27,594	26,246

Property, plant and equipment, net	36,694	32,223

Reorganization value in excess of identifiable assets	5,032	5,481

Restricted cash	3,234	3,122

Other assets	2,951	3,608

Total Assets	$75,505	$70,680

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Current portion of long-term debt	$4,097	$3,540

Accounts payable	9,757	6,800

Customer deposits	236	631

Die replacement reserve	726	1,403

Other accrued liabilities	9,044	6,432

Total current liabilities	23,860	18,806

Long-term debt	25,961	27,625

Environmental remediation reserve	3,234	3,122

Other long-term liabilities	422	1,502

Total liabilities	53,477	51,055

Shareholders’ Equity:

Common stock, $.01 par value, 6,000,000 shares authorized, 1,000,000 shares outstanding at December 31, 1998 and 1997	10	10

Additional paid in capital	20,990	20,990

Retained earnings (deficit)	1,179	(1,306)

Minimum pension liability	(151)	(69)

Total shareholders’ equity	22,028	19,625

Total Liabilities and Shareholders’ Equity	$75,505	$70,680

      The accompanying notes are an integral part of these financial statements.

Ganton Technologies, Inc.
Statements of Shareholders’ Equity
For the Years Ended December 31, 1998 and 1997
(Dollars in Thousands)

				Accumulated
		Additional	Retained	Other
		Paid in	Earnings	Comprehensive
	Common Stock	Capital	(Deficit)	(Loss)	Total

Balance at December 31, 1996	$10	$20,990	$3,174	$	$24,174

Comprehensive income (loss):

Net (loss)			(4,480)		(4,480)

Additional minimum pension liability				(69)	(69)

Total comprehensive (loss)					(4,549)

Balance at December 31, 1997	10	20,990	(1,306)	(69)	19,625

Comprehensive income (loss):

Net income			2,485		2,485

Additional minimum pension liability				(82)	(82)

Total comprehensive income					2,403

Balance at December 31, 1998	$10	$20,990	$1,179	($151)	$22,028

      The accompanying notes are an integral part of these financial statements.

Ganton Technologies, Inc.
Statements of Cash Flows
For the Years Ended December 31, 1998 and December 31, 1997
(Dollars in Thousands)

	For the Years Ended
	December 31,

	1998	1997

Cash Flows from Operating Activities:

Net income (loss)	$2,485	($4,480)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Cumulative effect of accounting change, net of tax	—	2,677

Depreciation	6,404	5,488

Amortization	449	449

Gain on asset disposal	(4)	(31)

Deferred income taxes	966	(875)

	10,300	3,228

Changes in:

Accounts receivable	(1,462)	(1,836)

Inventories	(1,050)	1,815

Income tax receivable	(169)	(1,048)

Prepaid expenses	(15)	451

Other assets	121	93

Accounts payable	2,957	1,180

Customer deposits	(395)	(256)

Other accrued expenses	552	1,315

Net Cash Provided by Operating Activities	10,839	4,942

Cash Flows from Investing Activities:

Capital expenditures	(10,882)	(8,878)

Proceeds from sale of fixed assets	12	129

Net Cash Used by Investing Activities	(10,870)	(8,749)

Cash Flows from Financing Activities:

Payment of notes payable	—	(1,791)

Proceeds from borrowings	2,488	5,157

Payments on borrowings	(3,595)	(2,590)

Net Cash (Used) Provided by Financing Activities	(1,107)	776

DECREASE IN CASH	(1,138)	(3,031)

CASH BEGINNING OF YEAR	1,219	4,250

CASH END OF YEAR	$81	$1,219

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:

Interest	$2,705	$2,922

Income taxes	$1,260	$1,380

The accompanying notes are an integral part of these financial statements.

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

1.	Reorganization and Description of Business

Reorganization of business

Effective March 29, 1996, (the “Effective Date”) Ganton Technologies, Inc. (the “Company” or “Ganton”) emerged from bankruptcy pursuant to the terms set forth in the Second Amended Plan of Reorganization and Disclosure Statement (the “Plan of Reorganization”).

In conjunction with its emergence from bankruptcy on March 29, 1996, Ganton adopted fresh start accounting in accordance with SOP 90-7. Except for recording $6,287,000 of reorganization value in excess of identifiable assets, no significant adjustments were made to Ganton’s other assets and liabilities, as their fair values approximated recorded amounts at the Effective Date.

Description of business

Ganton’s primary business is the production and machining of highly engineered custom aluminum die castings. A substantial amount of Ganton’s sales are to enterprises in automotive related industries. Ford Motor Company, General Motors Corporation, Chrysler Corporation and New Venture Gear accounted for 36%, 17%, 11% and 11% of the Company’s net sales in 1998 and accounted for 28%, 24%, 12%, and 11% in 1997, respectively. At December 31, 1998, and December 31, 1997, the Company had accounts receivable totaling $11.7 million and $10.5 million, respectively, from these manufacturers.

2.	Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The carrying amount of cash, trade receivables and trade payables approximate fair value because of the short maturity of these financial instruments. At December 31, 1998 and 1997, the difference between the carrying value of long term debt instruments and their estimated fair value is not material.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for the raw material component of manufactured product inventory and by the first-in, first-out (FIFO) method for the direct labor and overhead components of manufactured product inventory. Inventories valued by the LIFO method represented approximately 37% and 30% of total inventories at December 31, 1998 and December 31, 1997, respectively.

Revenue recognition

Revenue is recognized when products are shipped. The Company has entered into various tooling contracts. Revenues from such tooling contracts are recognized using the completed-contract method. The contract is considered complete and the related revenue is recognized when all significant costs have been incurred and the tooling has been completed in accordance with the customer’s specifications.

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

Reorganization value in excess of identifiable assets

Reorganization value in excess of identifiable assets was recorded in conjunction with the reorganization of the Company and is amortized on a straight line basis over 14 years. The Company evaluates the carrying value of reorganization value in excess of identifiable assets whenever circumstances indicate an impairment of value may exist. For purposes of this evaluation, the Company uses expected future undiscounted cash flows.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Repairs and maintenance are expensed when incurred. Cost and accumulated depreciation of assets retired or sold are removed from the accounts and the resulting gain or loss is included in cost of sales in the Statements of Operations.

Income taxes

The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities be recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Reporting for Business Segments

The Company's management evaluates the operating performance of its business units individually. Under the provisions of segment reporting, the Company has aggregated operating units that have similar characteristics, which has resulted in one segment. Virtually all sales are made to one geographic area (United States). Thus, the Company has only one reportable segment.

New accounting standards

In June 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”, which established standards for reporting and display of comprehensive income and its components. This standard requires that certain items recognized under accounting principles as components of comprehensive income be reported in an annual financial statement that is displayed with the same prominence as other financial statements. The Company has adopted this standard in 1998.

In February 1998, the FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This standard’s objective is to improve pension and other postretirement benefits disclosure. The Company has adopted this standard in 1998.

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

3.	Inventories

Inventories consist of the following (dollars in thousands):

	December 31,

	1998	1997

Raw materials	$1,355	$973

Work-in-process	2,451	1,681

Finished goods	1,302	1,608

	5,108	4,262

LIFO reserve	—	(424)

Obsolescence reserve	(63)	(63)

	5,045	3,775

Customer tooling in process	3,495	4,091

Capitalized engineering	384	—

Packaging	17	25

	$8,941	$7,891

At December 31, 1998 the difference between inventory value on a LIFO method and a FIFO method was insignificant.

4.	Property, Plant and Equipment

Property, plant and equipment consist of the following (dollars in thousands):

	December 31,

	1998	1997

Land	$630	$630

Buildings	16,009	15,599

Machinery and equipment	53,975	53,181

Office furniture and equipment	2,432	2,390

Construction in progress	1,058	266

	74,104	72,066

Less accumulated depreciation and amortization	37,410	39,843

	$36,694	$32,223

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

5.	Long-Term Debt

Long-term debt consists of the following (dollars in thousands):

	December 31,

	1998	1997

Credit Facility:

Term loan (prime plus 1.25%)	$15,470	$17,970

Revolving credit loan (prime plus 1.0%)	10,464	9,587

Equipment loan (prime plus 1.25%)	4,027	3,148

Capitalized Lease and Installment Note Obligations (interest at average rates of 10.75% and 9.75%, respectively)	97	460

	30,058	31,165

Less amount due in one year	4,097	3,540

	$25,961	$27,625

The Company maintains a $45 million credit facility (the “Facility”) which expires December 18, 1999. Provisions of the Facility include a $20 million revolving credit loan, a $20 million term loan and a $5 million equipment loan. Amounts borrowed under the revolving credit loan are generally limited to 85% of qualified accounts receivable. Amounts borrowed under the equipment loans are due in sixty monthly payments beginning the month in which the equipment loan is made; however, the entire principal balance of all equipment loans are due on December 18, 1999. Substantially all of the assets of Ganton are pledged as collateral for the amounts borrowed under the Facility.

On September 25, 1997, Ganton and the lender amended and modified certain of the provisions of the Facility. This amendment cured the covenant violation on the interest coverage ratio which occurred at the end of the first quarter of 1997. Under this amendment, interest on the revolving credit loan was prime plus 1.0% or LIBOR plus 2.75% and on the term and equipment loans prime plus 1.25% or LIBOR plus 3.0% for Ganton’s second, third and fourth quarters in 1997. Commencing December 31, 1997, interest on the revolving credit loan and the term and equipment loans may be adjusted based upon Ganton’s rolling twelve month interest coverage ratio, however, it may not exceed the interest rates described above. Ganton is required to pay a commitment fee of .375% on the unused portion of the revolving credit loan.

On October 15, 1998, Ganton and the lender amended and modified certain of the provisions of the Facility. This amendment cured the covenant violation on the interest coverage ratio which occurred at the end of the fourth quarter of 1997. This amendment also increased Ganton’s availability for equipment loans from $5 million to $10 million to purchase certain specified equipment.

The Facility contains standard covenants including limits on total indebtedness, distributions to stockholders, capital expenditures and requires Ganton to maintain specified levels of net worth, cash flows, EBIT and interest coverage ratio, all of which are defined in the Facility agreement.

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

As a result of the change in accounting described in Note 11, Ganton was in violation of certain covenants at December 31, 1997 and 1998. On March 26, 1999, the lender agreed to amend and modify certain of the provisions of the Facility. This amendment will waive all previous covenant violations and amend the future covenants. In addition, the term of the Facility will be extended to January 15, 2000, which allowed for the reclassification to long-term for the majority of the borrowings under the Facility.

6.	Retirement Plans

Ganton maintains non-contributory defined benefit pension plans covering substantially all Ganton employees, retirees and their beneficiaries. Benefits provided to plan participants are based on final pay and years of service for all salaried employees and certain hourly employees, and years of service and a fixed rate for union employees. Ganton’s funding policy is to contribute annually an amount equal to at least the minimum Employee Retirement Income Security Act of 1974 funding standards.

The assumptions used in determining the benefit obligations of these plans as of December 31, 1998 and December 31, 1997 were:

	1998	1997

Discount rate	7.00%	7.15%

Rate of return on plan assets	8.50%	8.50%

Rate of compensation increase	4.00%	4.00%

The following table sets forth the funded status of the plans reconciled to the amounts included in the balance sheet (dollars in thousands):

	December 31,

	1998	1997

Actuarial present value of benefits for services rendered to date:

Accumulated benefit obligation:

Vested benefits	$3,779	$2,963

Non-vested benefits	309	398

	4,088	3,361

Additional benefits based on projected increases in compensation	763	538

Projected benefit obligation	4,851	3,899

Less plan assets at fair value	2,936	2,128

Projected benefit obligation in excess of plan assets	1,915	1,771

Unrecognized net (loss)	(604)	(491)

Unrecognized prior service cost	(214)	(347)

Additional minimum liability	366	416

Accrued pension liability	$1,463	$1,349

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

The additional minimum liability represents the excess of the unfunded accumulated benefit obligation over previously accrued pension costs. The amount has been recorded as an accrued pension liability with an offsetting intangible asset of $214,000 and $347,000 at December 31, 1998 and December 31, 1997, respectively. Because the asset recognized may not exceed the amount of unrecognized prior service cost, a balance of $151,000 and $69,000 is reported as accumulated other comprehensive loss at December 31, 1998 and December 31, 1997, respectively.

Pension costs are comprised of the following components (dollars in thousands):

	For the Years Ended
	December 31,

	1998	1997

Service cost – benefits earned during the period	$597	$479

Interest cost on projected benefit obligation	284	206

Return on assets	(299)	(302)

Net amortization and deferral	274	296

	$856	$679

The Company made contributions of $693,000 and $81,000 and paid employee benefits of $185,000 and $37,000 for the years ended December 31, 1998 and December 31, 1997, respectively.

7.	Income Taxes

The significant components of the income tax provision (benefit) consisted of the following (dollars in thousands):

	For the Years Ended
	December 31,

	1998	1997

Current	$1,091	$331

Deferred	966	(875)

Total	$2,057	($544)

The difference between the effective tax rate (benefit) and the statutory federal tax rate of 34% relates primarily to state income taxes, amortization of reorganization value in excess of identifiable assets, and nondeductible meals and entertainment.

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

The Company’s deferred tax assets and liabilities were as follows (dollars in thousands):

	December 31,

	1998	1997

Deferred tax assets – current	$1,604	$1,814

Other assets	—	536

Other long-term liabilities	(220)	—

	$1,384	$2,350

Deferred taxes relate primarily to accruals and reserves recorded for financial statement purposes (not currently deductible for tax) offset by excess tax depreciation over that recorded for book purposes.

8.	Leases

The Company leases certain equipment and other items under noncancellable operating leases. Rental expense for all operating leases approximated $907,000 and $705,000 for the years ended December 31, 1998 and December 31, 1997, respectively. Future minimum payments under noncancellable operating leases were as follows (dollars in thousands):

1999	$825

2000	659

2001	437

2002	148

2003	48

9.	Capital Stock

Pursuant to the Plan of Reorganization, Ganton issued 900,000 shares of common stock to Gantec, LLC (“Gantec”), an affiliate of Cerberus Partners, LP (“Cerberus”) in exchange for $20 million of secured claims as defined in the Plan of Reorganization. Ganton also issued 100,000 shares of common stock to the predecessor sole shareholder in exchange for cash of $1,000,000. Under a shareholders’ agreement, all common shares have restrictions on their sale, rights of first refusal and formulas for determining the purchase price in the event of sales between shareholders.

During 1997, the Company and Gantec, entered into an employment agreement with an executive of Ganton. Under the terms of the agreement, the executive has been granted an option to purchase 6% of the outstanding common stock of Ganton from Gantec at a price to be determined by the Board of Directors. The option expires on June 30, 2002. Provisions of the agreement also state that if the executive is not terminated for cause and the option has not been exercised within the specified time frame, the executive may put the option to Ganton at the earlier of May 17, 2002 or an exit transaction, as defined by the agreement. In the event that the option is put to Ganton, Ganton would be required to purchase the option from the executive for $500,000. As of December 31, 1998, $200,000 has been provided to accrue for this put option over the vesting period.

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

During 1998, the Company and Gantec, entered into employment agreements with two other executives of Ganton. Under the terms of the agreements, the two executives have been granted options to purchase 5% and 3%, respectively, of the outstanding common stock of Ganton from Gantec at a price to be determined by the Board of Directors. The options expire on December 31, 2002.

10.	Commitments and Contingencies

In March 1997, Ganton reached a settlement with the prior owner of a facility acquired by Ganton in 1989, and two third party remediation subcontractors employed by the prior owner (the “Parties”). Pursuant to the terms of the settlement, Ganton has agreed to be solely responsible for the clean-up and remediation of hazardous material associated with such property. The terms of the settlement require the Parties to contribute $5.4 million to an environmental remediation trust to be used for the clean-up of the site in exchange for dismissal of all litigation between Ganton and the Parties and a complete release from any further remediation obligation of the Parties relating to the property. During 1997, the Parties paid $3.1 million in cash with the remaining $2.3 million settlement covered by a letter of credit from the prior owner. The Company is allowed to draw on the letter of credit when the cash received is exhausted. To the extent the full amount of the settlement is not used to remediate the property, Ganton is entitled to one-half of the unused portion. Given the above provisions of the settlement, Ganton recorded $3.1 million of restricted cash at December 31, 1997, which represented the unused portion of cash received in 1997, and an environmental remediation reserve for the same amount. As of December 31, 1998, Ganton has recorded $3.2 million of restricted cash to cover the aforementioned environmental reserve. Ganton’s current engineering estimate is that the cost of the remediation will not exceed the $5.4 million settlement; therefore, Ganton reversed into income during 1998, $1.4 million of previously provided reserves, which were no longer required based on the revised estimates.

The Company is involved in various other legal proceedings. While it is not possible at this time to predict the amount of Ganton’s potential liability, none of these matters is expected to materially affect Ganton’s financial condition, results of operations or liquidity.

Under the terms of the Plan of Reorganization, certain creditors will receive a pro rata share of a bonus distribution if Ganton’s net sales, exclusive of tooling sales, exceeds certain amounts during any calendar year ending on or prior to December 31, 1999, up to a maximum amount of 100% of each creditors claim. The net sales level and corresponding bonus distribution are as follows:

Net Sales
(exclusive of tooling sales)	Bonus Distribution

$160 million	$1 million

$170 million	$2 million

$180 million	$3 million

$190 million	$4 million

Ganton Technologies, Inc.
Notes to Financial Statements
December 31, 1998 and December 31, 1997

11.	Change in Accounting — Die Replacement

During 1997, the Company changed its method of accounting for replacement dies. Previously, these costs were capitalized and amortized on a units-of-production basis. Effective January 1, 1997, the cost to replace these dies is accrued based on a units-of-production estimate and the cost of the replacement dies is charged against the die replacement reserve. This method of accounting provides a better matching of revenue and expenses given the trend of current customer programs which provide for an element of die replacement in the piece price charged to the customer. The cumulative effect of the accounting change was a charge of $2,677,000, net of tax of $1,708,000.

(a) (2) Unaudited interim condensed financial statements of Ganton
           Technologies, Inc. for the nine months ended September 30, 1999 and 1998

Ganton Technologies, Inc.

Interim Condensed Statements of Operations

	Nine months ended

	September 30, 1999	September 30, 1998

	(Unaudited)
	(in thousands of dollars)
Net sales	$88,460	$79,169

Cost of sales	75,909	66,538

Gross profit	12,551	12,631

Selling, general and administrative expense	6,669	7,734

Operating profit	5,882	4,897

Other income (expense):

Interest expense	(2,296)	(2,029)

Other, net	51	47

	(2,245)	(1,982)

Income before income taxes	3,637	2,915

Provision for income taxes	1,573	1,069

Net income	$2,064	$1,846

      See accompanying notes.

Ganton Technologies, Inc.

Interim Condensed Balance Sheets

	September 30,	December 31,
	1999	1998

	(Unaudited)
	(in thousands of dollars)
Assets Current assets:

Cash and cash equivalents	$195	$81

Accounts receivable, less allowances of $225 in 1999 and $382 in 1998	21,814	16,379

Inventories	12,027	8,941

Other current assets	1,895	2,193

Total current assets	35,931	27,594

Property, plant and equipment, at cost	79,988	74,104

Less: Accumulated depreciation and amortization	42,444	37,410

Net property, plant and equipment	37,544	36,694

Intangibles, net of amortization	4,695	5,032

Other noncurrent assets	7,126	6,185

	$85,296	$75,505

Ganton Technologies, Inc.
Interim Condensed Balance Sheets

	September 30,	December 31,
	1999	1998

	(Unaudited)
	(in thousands of dollars)
Liabilities and shareholders’ equity Current liabilities:

Accounts payable	$8,491	$9,757

Income taxes and other accrued liabilities	11,997	10,006

Long term debt due within one year	4,600	4,097

Total current liabilities	25,088	23,860

Noncurrent liabilities:

Long term debt due after one year	32,437	25,961

Other noncurrent liabilities	3,679	3,656

Total noncurrent liabilities	36,116	29,617

Shareholders’ equity:

Common stock	10	10

Capital in excess of par value	20,990	20,990

Retained earnings	3,243	1,179

Accumulated other comprehensive income	(151)	(151)

Total shareholders’ equity	24,092	22,028

	$85,296	$75,505

See accompanying notes.

Ganton Technologies, Inc.

Interim Condensed Statements of Cash Flows

	Nine months ended

	September 30,	September 30,
	1999	1998

	(Unaudited)
	(in thousands of dollars)
Operating activities:

Net income	$2,064	$1,846

Adjustments to reconcile net income to cash (used in) provided by operating activities:

Depreciation	5,190	4,615

Amortization	337	337

(Gain) loss on sale of assets	2	(4)

Changes in operating assets and liabilities:

Accounts receivable	(5,435)	(4,740)

Inventories	(3,086)	1,456

Accounts payable and accrued liabilities	725	2,739

Other assets and liabilities	(620)	216

Net cash (used in) provided by operating activities	(823)	6,465

Investing activities:

Additions to property, plant and equipment	(6,066)	(4,552)

Proceeds from sale of assets	24	4

Net cash used in investing activities	(6,042)	(4,548)

Financing activities:

Net increase (decrease) in revolving credit facility	6,979	(2,555)

Net cash provided by (used in) financing activities	6,979	(2,555)

Net increase (decrease) in cash and cash equivalents	114	(638)

Cash and cash equivalents at beginning of period	81	1,219

Cash and cash equivalents at end of period	$195	$581

See accompanying notes.

Ganton Technologies, Inc.

Notes to Interim Condensed Financial Statements

September 30, 1999 (Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed financial statements of Ganton Technologies, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The December 31, 1998 condensed balance sheet data was derived from audited financial statements. For further information, refer to the financial statements and footnotes included in Ganton’s annual report for the year ended December 31, 1998.

2. Inventories

Inventories, net of reserves, consist of the following (in thousands of dollars):

	September 30,	December 31,
	1999	1998

Finished goods	$812	$1,302

Work in process	2,254	2,451

Raw materials	3,617	1,292

Supplies and patterns	5,344	3,896

	$12,027	$8,941

3. Property, Plant and Equipment

Property, plant and equipment, at cost, consist of the following (in thousands of dollars):

	September 30,	December 31,
	1999	1998

Land	$630	$630

Buildings and improvements	16,044	16,009

Machinery and equipment	55,274	53,975

Furniture and fixtures	2,536	2,432

Construction in progress	5,504	1,058

	$79,988	$74,104

Ganton Technologies, Inc.

Notes to Interim Condensed Financial Statements (continued)

September 30, 1999 (Unaudited)

4. Intangible Assets

Intangible assets of $4,695,000 and $5,032,000 (net of accumulated amortization of $1,592,000 and $1,255,000) at September 30, 1999 and December 31, 1998, respectively, consist of costs in excess of net assets acquired from fresh start accounting as a result of bankruptcy. Such costs are being amortized using the straight-line method over 14 years.

5. Reporting for Business Segments

Ganton’s management evaluates the operating performance of its business units individually. Under the provisions of segment reporting, Ganton has aggregated operating units that have similar characteristics, which has resulted in one segment. Virtually all sales are made to one geographic area (United States). Thus, Ganton has only one reportable segment.

6. Comprehensive Income

	Nine months ended

	September 30,	September 30,
	1999	1998

	(in thousands of dollars)
Net income	$2,064	$1,846

Other comprehensive income:

Minimum pension liability adjustment	—	82

Total comprehensive income	$2,064	$1,928

Ganton Technologies, Inc.

Notes to Interim Condensed Financial Statements

September 30, 1999 (Unaudited)

7. Commitments and contingencies

In March 1997, Ganton reached a settlement with the prior owner of a facility acquired by Ganton in 1989, and two third party remediation subcontractors employed by the prior owner (the “Parties”). Pursuant to the terms of the settlement, Ganton has agreed to be solely responsible for the clean-up and remediation of hazardous material associated with such property. The terms of the settlement require the Parties to contribute $5.4 million to an environmental remediation trust to be used for the clean-up of the site in exchange for dismissal of all litigation between Ganton and the Parties and a complete release from any further remediation obligation of the Parties relating to the property. During 1997, the Parties paid $3.1 million in cash with the remaining $2.3 million settlement covered by a letter of credit from the prior owner. Ganton is allowed to draw on the letter of credit when the cash received is exhausted. To the extent the full amount of the settlement is not used to remediate the property, Ganton is entitled to one-half of the unused portion. Given the above provisions of the settlement, Ganton recorded $3.1 million of restricted cash at December 31, 1997, which represented the unused portion of cash received in 1997, and an environmental remediation reserve for the same amount. As of December 31, 1998, Ganton has recorded $3.2 million of restricted cash to cover the aforementioned environmental reserve.

Ganton is involved in various other legal proceedings. While it is not possible at this time to predict the amount of Ganton’s potential liability, none of these matters is expected to materially affect its financial condition, results of operations, or liquidity.

Effective March 2, 1996, Ganton emerged from bankruptcy pursuant to the terms set forth in the Second Amended Plan of Reorganization and Disclosure Statement. Under the terms of the plan of reorganization, certain creditors were to receive a pro rata share of a bonus distribution if Ganton’s net sales, exclusive of tooling sales, exceeded certain amounts during any calendar year ending on or prior to December 31, 1999, up to a maximum amount of 100% of each creditors claim. Based on the net sales of Ganton for the nine months ended September 30, 1999 and net sales in prior years, Ganton does not anticipate payment of bonus distribution to creditors under the plan of reorganization.

8. Earnings per Share

Ganton does not report earnings per share because the organization is a privately held concern.

(a) (3) Audited consolidated financial statements of Diemakers, Inc. (the predecessor company of Diversified Diemakers, Inc.) for the years ended
           December 31, 1998 and 1997

Report of Independent Accountants

To the Board of Directors and Stockholder of Diemakers, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of Diemakers, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

January 15, 1999, except for footnote 12,
as to which the date is March 29, 1999

St. Louis, Missouri

Diemakers, Inc. and Subsidiaries

Consolidated Balance Sheet
December 31, 1998 and 1997
(Dollars in Thousands, except stated value per share)

	1998	1997

ASSETS

Current assets:

Cash and cash equivalents	$582	$1,140

Accounts receivable, less allowances $162 and $74, respectively	14,187	14,032

Inventories	10,792	9,791

Costs in excess of billings on uncompleted contracts	3,524	1,107

Prepaid expenses and other	1,239	1,428

Income tax receivable		3,777

Deferred income taxes	1,265	605

Total current assets	31,589	31,880

Property, plant and equipment:

Land	383	383

Buildings and improvements	19,556	18,884

Machinery and equipment	47,953	49,500

Vehicles, furniture and fixtures	9,310	8,884

Assets not in service and under construction	7,133	4,424

	84,335	82,075

Less accumulated depreciation	(41,765)	(37,562)

	42,570	44,513

Other assets:

Goodwill, net of $3,322 and $2,933, respectively, of
accumulated amortization	12,186	12,575

Other	217	53

Total assets	$86,562	$89,021

Diemakers, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 1998 and 1997
(Dollars in Thousands, except stated value per share)

	1998	1997

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:

Bank line of credit	$9,796	$9,107

Current portion of long-term debt	8,328	8,954

Accounts payable and other accruals	8,450	9,973

Current portion of deferred revenue	805	939

Dividends payable	3,000	1,500

Accrued income taxes	339

Other	1,024	1,381

Total current liabilities	31,742	31,854

Long-term debt, net of current portion	9,930	13,274

Deferred income taxes	1,864	2,354

Deferred revenue, net of current portion	1,105	1,681

Other	2,038	1,174

Total liabilities	46,679	50,337

Stockholder's equity:

Common stock, $3,190 stated value, 1,000 shares authorized,
issued and outstanding	3,190	3,190

Additional paid-in capital	25,961	25,961

Retained earnings	10,732	10,561

Accumulated other comprehensive income		(1,028)

Total stockholder’s equity	39,883	38,684

Total liabilities and stockholder’s equity	$86,562	$89,021

The accompanying notes are an integral part of the consolidated financial statements.

Diemakers, Inc. and Subsidiaries
Consolidated Statement of Operations
for the years ended December 31, 1998 and 1997
(Dollars in Thousands)

	1998	1997

Net sales	$97,391	$91,609

Costs and expenses:

Cost of sales	78,868	74,912

Selling, general and administrative	11,334	11,018

Goodwill amortization	389	389

Restructuring charge	695	2,832

Income from operations	6,105	2,458

Other expense:

Interest expense	(1,712)	(1,799)

Other expense, net	(79)	(252)

Income before income taxes	4,314	407

Income tax (expense) benefit	(1,143)	1,285

Net income	$3,171	$1,692

The accompanying notes are an integral part of the consolidated financial statements.

Diemakers, Inc. and Subsidiaries
Consolidated Statement of Stockholder’s Equity
for the years ended December 31, 1998 and 1997
(Dollars in Thousands)

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total

Balance, January 1, 1997	$3,190	$25,961	$10,369	($954)	$38,566

Dividends declared			(1,500)		(1,500)

Comprehensive income:

Net income			1,692

Other comprehensive income -

Foreign currency translation adjustment				(74)

Comprehensive income					1,618

Balance, December 31, 1997	3,190	25,961	10,561	(1,028)	38,684

Dividends declared			(3,000)		(3,000)

Comprehensive income:

Net income			3,171

Other comprehensive income -

Foreign currency reclassification adjustment				1,028

Comprehensive income					4,199

Balance, December 31, 1998	$3,190	$25,961	$10,732	$—	$39,883

The accompanying notes are an integral part of the consolidated financial statements.

Diemakers, Inc. and Subsidiaries

Consolidated Statement of Cash flows
for the years ended December 31, 1998 and 1997
(Dollars in Thousands)

	1998	1997

Cash flows from operating activities:

Net income	$3,171	$1,692

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	7,258	8,024

Deferred income taxes	(1,150)	(88)

(Gain) loss on disposal of property, plant and equipment	(61)	115

Restructuring charge	695	2,832

Changes in:

Accounts receivable, net	(113)	(3,847)

Inventories	(999)	(678)

Costs in excess of billings of uncompleted contracts	(2,417)	79

Accounts payable and other accruals	(1,512)	(2,538)

Deferred revenue	(710)	(473)

Other assets and liabilities, net	1,639	1,473

Income taxes	4,162	(4,263)

Net cash provided by operating activities	9,963	2,328

Cash flows from investing activities:

Proceeds from sale of property, plant and equipment	1,925	617

Purchase of property, plant and equipment	(7,830)	(9,504)

Deposits on fixed assets		(500)

Other	52

Net cash used in investing activities	(5,853)	(9,387)

Cash flows from financing activities:

Proceeds from bank line of credit, net	681	5,848

Payments on long-term debt	(4,025)	(4,276)

Proceeds from issuance of long-term debt	55	6,493

Dividends paid	(1,500)	(1,125)

Net cash (used in) provided by financing activities	(4,789)	6,940

Effect of exchange rate changes on cash	121	52

Net decrease in cash and cash equivalents	(558)	(67)

Cash and cash equivalents, beginning of year	1,140	1,207

Cash and cash equivalents, beginning of year	$582	$1,140

      The accompanying notes are an integral part of the consolidated financial statements.

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

1.	Organization and Description of Business:

Diemakers, Inc., (“Diemakers”) which is headquartered in Monroe City, Missouri, is a wholly-owned subsidiary of Kanematsu USA (“Parent”). Diemakers is principally engaged in manufacturing aluminum, magnesium and zinc products for the automotive, commercial and electronics industries and has an international customer base.

The accompanying consolidated financial statements include the accounts of Diemakers, Diemakers, Ltd. and Diemakers Redevelopment Corp. for the years ended December 31, 1998 and 1997 (collectively, the “Company”). Diemakers, Ltd., a wholly-owned subsidiary of Diemakers was located in Slough, United Kingdom, and was principally engaged in manufacturing magnesium products for the automotive, electronics and commercial industries until it terminated operations in April 1998 (see Note 11). Diemakers Redevelopment Corp., a wholly-owned subsidiary of Diemakers is located in Hannibal, Missouri, and is principally engaged in manufacturing magnesium products for the automotive, electronics, and commercial industries. All intercompany transactions and balances have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies:

Inventories: Inventories of Diemakers and Diemakers Redevelopment Corp. are stated at the lower of cost or market, cost being determined using the last-in, first-out (LIFO) method.

Property, Plant and Equipment: Property, plant and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, generally using the straight-line method of depreciation. The Company’s buildings and improvements are depreciated over 20 to 40 years and machinery and equipment, aircraft and vehicles over 3 to 10 years.

Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments which extend the useful lives of the assets are capitalized.

Upon retirement or disposal, the cost and related accumulated depreciation of the respective assets are removed from the accounts and any resulting gain or loss is included in the consolidated statement of operations.

Goodwill: The excess of cost over the fair value of the net assets acquired in business combinations is being amortized on a straight-line basis over forty-years. Amortization expense was approximately $389,000 for the years ended December 31, 1998 and 1997.

Impairment of Long-Lived Assets: The Company reviews long-lived assets and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business. No impairment was recorded during 1998 or 1997.

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

2.	Summary of Significant Accounting Policies, continued:

Revenue and Cost Recognition on Tooling Contracts: The Company has entered into various tooling contracts. Revenues from such tooling contracts are recognized using the completed-contract method. A contract is considered complete and the related revenue is recognized when all significant costs have been incurred and the tooling has been completed in accordance with the customer’s specifications.

Contract costs include all direct material and labor and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determinable. Costs incurred to date on uncompleted tooling contracts consist primarily of specialized equipment which will be installed and tested by the Company and subsequently sold to the customer.

The Company enters into certain arrangements with customers whereby the per unit sales price of the goods sold includes an amount related to future replacement costs for equipment used in the production process. The Company records these amounts as deferred revenue when received. The revenue is recognized in the period during which the costs are incurred.

Income Taxes: For U.S. federal income tax purposes, Diemakers is included in the consolidated income tax return of Kanematsu USA, Inc. The Company calculates its current and deferred income taxes as if it were filing a separate income tax return. For state income tax purposes, Diemakers files separate tax returns in each of the states in which it operates. Diemakers, Ltd. files separate tax returns in the United Kingdom.

The Company utilizes the asset and liability method for determining deferred income taxes. This method measures the tax effect of differences between the financial accounting and tax bases of the Company’s assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized.

Statement of Cash Flows and Noncash Transactions: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

During the years ended December 31, 1998 and 1997, the Company made interest payments to its Parent totaling approximately $1,288,000 and $1,456,000, respectively, and to others totaling approximately $824,000 and $904,000, respectively. The Company capitalized approximately $426,000 and $382,000, respectively, of these interest payments in connection with construction projects.

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

2.	Summary of Significant Accounting Policies, continued:

Statement of Cash Flows and Noncash Transactions, continued: During the years ended December 31, 1998 and 1997, the Company paid $0 and $1,750,000, respectively, for federal income taxes to the Parent under a tax-sharing agreement and paid $212,000 and $207,000, respectively, for state income taxes.

During the years ended December 31, 1998 and 1997, the Company declared a dividend of $3,000,000 and $1,500,000, respectively, payable to its Parent.

Foreign Currency: The Company translates the financial statements of Diemakers, Ltd. in accordance with the provisions of Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. The British Pound Sterling has been designated as the functional currency of Diemakers, Ltd. Assets and liabilities of Diemakers, Ltd. are translated into U.S. dollars at the exchange rate in effect at the balance sheet dates. Revenues and expenses of Diemakers, Ltd. are translated into U.S. dollars at an average of the exchange rates during the years ended December 31, 1998 and 1997. The following table reflects the accumulated balances of the foreign currency translation.

(000's)

Balance, December 31, 1996	($954)

Translation adjustment	(74)

Balance, December 31, 1997	(1,028)

Reclassification adjustment	1,028

Balance, December 31, 1998	$—

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reporting for Business Segments: The Company's management evaluates the operating performance of its business units individually. Under the provisions of segment reporting, the Company has aggregated operating units that have similar characteristics, which has resulted in one segment. Vitually all sales are made to one geographical area (United States). Thus, the Company has only one reportable segment.

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

3.	Concentration of Credit Risk:

Approximately 43% and 4% of the Company’s accounts receivable at December 31, 1998 and approximately 40% and 13% at December 31, 1997 are from Ford Motor Co. (and its affiliates) and General Motors Corp. (and its affiliates), respectively. Approximately 47% and 6% of the Company’s sales during the year ended December 31, 1998 and approximately 48% and 8% during the year ended December 31, 1997, were with Ford Motor Company (and its affiliates) and General Motors Corp. (and its affiliates), respectively.

4.	Inventories:

Inventories consist of the following at December 31, 1998 and 1997:

	1998	1997

	(000's)	(000's)

Raw materials	$5,442	$4,575

Work in process	3,474	3,202

Finished goods	3,541	3,420

	12,457	11,197

Reduction to LIFO basis	(1,292)	(1,055)

Other reserves	(373)	(351)

	$10,792	$9,791

5.	Bank Line of Credit:

At December 31, 1998 and 1997, Diemakers had outstanding $9,796,000 and $7,979,000, respectively, of a $12,000,000 maximum bank line of credit which bears interest at the prime rate per annum (7.75% and 8.50% as of December 31, 1998 and 1997, respectively) and matures on July 31, 1999.

Total availability under the bank line of credit is determined based on certain advance rates applied to eligible accounts receivable and inventory which also serve as collateral for the line of credit. The bank line of credit agreement also requires that the Company comply with various covenants including maintenance of specified levels of minimum net worth.

At December 31, 1997, Diemakers, Ltd. had a line of credit through the Bank of Tokyo with an outstanding balance of approximately $1,128,000. The entire amount outstanding was fully repaid during 1998 at which time the line of credit was cancelled.

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

6.	Accounts Payable and Other Accruals:

Accounts payable and other accruals consist of the following at December 31, 1998 and 1997:

	1998	1997

	(000's)	(000's)

Accounts payable	$4,213	$2,838

Accrued profit sharing and deferred compensation	1,509	1,240

Reserve for Diemakers Ltd. lease abandonment and restructuring charge, respectively	677	2,814

Other accruals	2,051	3,081

	$8,450	$9,973

7.	Long-Term Debt:

Long-term debt consists of several uncollateralized notes payable by Diemakers, Inc. to the Parent and the Bank of Tokyo. The outstanding balance of the notes to the Parent at December 31, 1998 and 1997 was approximately $13,274,000 and $17,299,000, respectively, which is payable in quarterly installments with due dates ranging from September 2000 through March 2007. Interest is payable monthly ranging from the prime rate less 1/2 percent per annum to the prime rate per annum of a New York bank (7.25% — 7.75% and 8.00% — 8.50% as of December 31, 1998 and 1997, respectively). The outstanding balance of the notes payable to the Bank of Tokyo was approximately $4,984,000 and $4,929,000 at December 31, 1998 and 1997, respectively. This amount is included in the current portion of long-term debt based on its maturity date. Interest on the notes is payable monthly and ranges from approximately 6.475% to 6.95% and 6.00% to 7.60% per annum as of December 31, 1998 and 1997, respectively.

Future required principal payments are as follows:

(000's)

1999	$8,328

2000	2,983

2001	2,311

2002	1,612

2003	1,202

Thereafter	1,822

$18,258

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

8.	Employee Benefit Plans:

At December 31, 1998 and 1997, the Company sponsored the following employee benefit plans:

Diemakers, Inc. Employees’ Profit Sharing Plan and Trust enables participants to contribute a portion of their compensation on a pretax basis in accordance with Section 401(k) of the Internal Revenue Code. A participant’s annual pretax contributions are limited to the lesser of fifteen percent of compensation or the maximum allowed by tax regulations (approximately $10,000 and $9,500 in 1998 and 1997, respectively). Diemakers made a matching contribution of 50% of each participant’s contribution with a maximum matching contribution per participant of 2.5% of that participant’s salary. Diemakers’ matching contribution was approximately $548,000 and $522,000 for the years ended December 31, 1998 and 1997, respectively. Participants vest in employer contributions on the basis of twenty percent increments after each year of service, as measured from the date of employment, becoming fully vested after five years of service.

Diemakers has a profit-sharing and bonus plan for all employees. The amount to be paid to employees is determined based upon a formula which considers the profitability and overhead of Diemakers. For the years ended December 31, 1998 and 1997, approximately $1,369,000 and $1,375,000, respectively, was charged to operations related to this plan.

Diemakers also sponsors a contributory group health insurance plan for which it is self-insured. Diemakers has entered into a contract with an independent insurance company which administers the plan and provides insurance coverage for claims in excess of a specified amount ($150,000 and $175,000 per individual for the plan years ending December 31, 1998 and 1997, respectively). During the years ended December 31, 1998 and 1997, total premiums paid by employees of Diemakers were approximately $732,000 and $652,000, respectively, and claim payments made by Diemakers were approximately $3,221,000 and $2,406,000, respectively. As of December 31, 1998 and 1997 Diemakers had recorded a liability of approximately $889,000 and $774,000, respectively, for accrued health insurance claims.

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

9.	Postretirement Benefits:

Diemakers provides certain medical, dental and life insurance benefits for its retired employees and eligible dependents. Diemakers’ U.S. employees who meet plan requirements may become eligible for these benefits, which are subject to change, upon reaching normal retirement age while employed by Diemakers. Diemaker’s non-U.S. operations do not offer such benefits to retirees. Retirees do not share in the cost of these benefits; however, eligible dependents currently contribute 22% of the cost of coverage.

The accrued postretirement benefit cost as of December 31, 1998 and 1997 includes the following:

	1998	1997

Change in Benefit Obligation

Benefit obligation at beginning of year	$774,439	$703,664

Service cost	33,384	42,452

Interest cost	47,224	51,891

Plan participants’ contributions	3,146	1,331

Actuarial gain	(41,943)	(6,298)

Benefits paid	(39,758)	(18,601)

Benefit obligation at end of year	$776,492	$774,439

Change in Plan Assets

Fair value of plan assets at beginning of year	$—	$—

Employer contributions	36,612	17,270

Plan participants’ contributions	3,146	1,331

Benefits paid	(39,758)	(18,601)

Fair value of plan assets at end of year	$—	$—

	1998	1997

Reconciliation of Funded Status

Accumulated postretirement benefit obligation	($776,492)	($774,439)

Market value of plan assets	—	—

Accumulated postretirement benefit obligation	($776,492)	($774,439)

Unrecognized net (gain)/loss	(65,857)	(28,402)

Accrued benefit cost	($842,349)	($802,841)

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

9.	Postretirement Benefits, continued:

	1998	1997

Weighted-average assumptions

Discount rate	6.50%	7.50%

Initial weighted health care cost Pre 65 trend rate	7.90%	8.60%

Initial weighted health care cost Post 65 trend rate	7.90%	8.60%

Ultimate health care cost trend rate	5.60%	5.60%

Years to ultimate trend	5	6

	1998	1997

Component of net periodic benefit cost

Service cost	$33,384	$42,452

Interest cost	47,224	51,891

Recognized net (gain)/losses	(4,488)	—

Net periodic benefit cost	$76,120	$94,343

Effect of a 1% change in medical trend rates
The following table illustrates the expected change in obligations and expenses due to a 1% increase and decrease in each of the assumed health care cost trend rates.

	1% Point	1% Point
	Increase	Decrease
Effect on service cost component	1.8%	-1.8%

Effect on interest cost component	3.1%	-3.0%

Effect on postretirement benefit obligation	3.1%	-3.0%

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

10.	Income Taxes:

The components of the provision (benefit) for income taxes are as follows:

	1998	1997

	(000's)	(000's)
U.S. federal:

Current	$1,986	($1,701)

Deferred	(1,099)	(79)

	887	(1,780)

State:

Current	307	(60)

Deferred	(51)	(9)

	256	(69)

U.K. income tax provision	—	564

Total income tax provision (benefit)	$1,143	($1,285)

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

10.	Income Taxes, continued:

The components of the current net deferred income tax asset and the noncurrent net deferred income tax liability as of December 31, 1998 and 1997 are as follows:

	December 31, 1998		December 31, 1997

	Current	Noncurrent	Current	Noncurrent

	(000's)	(000's)	(000's)	(000's)

Deferred tax assets:

Accrued vacation	$292		$209

Inventory capitalization	297		244

Accrued self-insurance	338		294

Deferred compensation		$354		$240

Employment contracts	40	101	33	150

Deferred tooling revenue		420		652

Postretirement benefits		320		305

Reserve for dissolution of Diemakers, Ltd.	257

Diemakers, Ltd. net operating loss carryforward				4,594

Workers’ compensation	127		143

Other	292		205

	1,643	1,195	1,128	5,941

Deferred tax liability:

Property, plant and equipment		(2,972)		(3,035)

Inventory	(320)		(465)

Other	(58)	(87)	(58)	(666)

	(378)	(3,059)	(523)	(3,701)

Valuation allowance				(4,594)

Net deferred tax asset (liability)	$1,265	($1,864)	$605	($2,354)

Diemakers, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
for the years ended December 31, 1998 and 1997

10.	Income Taxes, continued:

The provision for income taxes differs from the amount derived by applying the federal statutory income tax rate to income before income taxes as follows:

	1998	1997

	(000's)	(000's)

Computed “expected” income tax at 34%	$1,467	$139

State income tax, net of federal income tax benefit	169	(45)

Goodwill	132	132

Tax effect of write off of investment in Diemakers, Ltd.	(923)	(4,079)

Increase in valuation allowance	321	2,364

Other	(23)	204

	$1,143	($1,285)

During 1998 and 1997, the valuation allowance increased $321,000 and $2,364,000, respectively, to approximately $4,915,000 and $4,594,000, respectively, related to the net deferred tax asset arising from the Diemakers, Ltd. net operating loss carryforward. At December 31, 1998, due to the planned liquidation of Diemakers, Ltd., the valuation allowance and corresponding deferred tax asset were written-off.

11.	Dissolution of Diemakers, Ltd.:

In November 1997, the Company adopted a Plan of Termination (“Plan”) related to the operations of Diemakers, Ltd. Under such Plan, Diemakers, Ltd. ceased operations in April 1998 and liquidated its assets to satisfy obligations throughout the remainder of 1998. As part of this Plan, the Company recorded a liability of approximately $2,832,000 during 1997. The 1997 expense includes costs for such items as anticipated losses on the sale of fixed assets, employee termination costs and building lease costs. During 1998 the Company incurred additional restructuring exit costs of approximately $695,000 associated with its building lease, legal fees, termination of employees and other miscellaneous costs. At December 31, 1998 Diemakers has a remaining accrual in the amount of $677,000 for costs related principally to lease obligations for the facility utilized by Diemakers, Ltd. in Slough, England.

12.	Sale of Company Assets:

Effective March 29, 1999, substantially all of the Company’s assets and certain of its liabilities were purchased by Gantech II, LLC, JJM, LLC and Cerebus Institutional Partners, L.P.

(a) (4) The unaudited interim condensed consolidated financial statements of Diversified Diemakers, Inc. and its subsidiaries for the period from March 30, 1999 to September 30, 1999 and of Diemakers, Inc. and
            its subsidiaries (the predecessor company of Diversified Diemakers, Inc.) for the period from
            January 1, 1999 to March 29, 1999 and the nine months ended September 30, 1998

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)
Interim Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands of dollars)

	Diversified
	Diemakers, Inc.	Diemakers, Inc. (predecessor)

	Period from	Period from
	March 30, 1999	January 1, 1999
	to	to	Nine months ended
	Sept. 30, 1999	March 29, 1999	Sept. 30, 1998

Net sales	$56,534	$24,156	$67,343

Cost of sales	45,786	19,894	54,451

Gross profit	10,748	4,262	12,892

Selling, general and administrative expense	5,630	3,772	7,867

Operating profit	5,118	490	5,025

Interest expense	2,133	293	1,219

Income before income taxes	2,985	197	3,806

Provision for income taxes	1,372	180	1,619

Net income	$1,613	$17	$2,187

See accompanying notes.

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)

Interim Condensed Consolidated Balance Sheets

	Diversified	Diemakers, Inc.
	Diemakers, Inc.	(predecessor)

	September 30,	December 31,
	1999	1998

	(Unaudited)
	(in thousands of dollars)
Assets Current assets:

Cash and cash equivalents	$1,093	$582

Accounts receivable, less allowances of $186 and $162 in 1999 and 1998	18,151	14,187

Inventories	23,234	14,316

Other current assets	1,829	2,504

Total current assets	44,307	31,589

Property, plant and equipment, at cost	75,248	84,335

Less:

Accumulated depreciation and amortization	(4,148)	(41,765)

Net property, plant and equipment	71,100	42,570

Intangibles, net of amortization	3,893	12,186

Other noncurrent assets	469	217

	$119,769	$86,562

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)

Interim Condensed Consolidated Balance Sheets

	Diversified	Diemakers, Inc.
	Diemakers, Inc.	(predecessor)

	September 30,	December 31,
	1999	1998

	(Unaudited)
	(in thousands of dollars)
Liabilities and shareholders’ equity Current liabilities:

Bank line of credit	$15,716	$9,796

Accounts payable	8,415	4,213

Income taxes and other accrued liabilities	10,338	9,405

Long term debt due within one year	4,672	8,328

Total current liabilities	39,141	31,742

Noncurrent liabilities:

Long term debt due after one year	32,421	9,930

Other noncurrent liabilities	1,594	5,007

Total noncurrent liabilities	34,015	14,937

Shareholders’ equity:

Common stock	100	3,190

Capital in excess of par value	44,900	25,961

Retained earnings	1,613	10,732

Total shareholders’ equity	46,613	39,883

	$119,769	$86,562

See accompanying notes.

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)

Interim Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands of dollars)

	Diversified
	Diemakers, Inc.	Diemakers, Inc. (predecessor)

	Period from	Period from
	March 30, 1999 to	January 1, 1999 to	Nine months ended
	Sept. 30, 1999	March 29, 1999	Sept. 30, 1998

Operating activities:

Net income	$1,613	$17	$2,187

Adjustments to reconcile net income to cash (used in) provided by operating activities:

Depreciation	4,158	1,763	5,200

Amortization	630	97	289

Loss from disposition of assets	—	95	769

Changes in operating assets and liabilities:

Accounts receivable	(2,899)	(1,096)	450

Inventories	(3,976)	(4,039)	(2,303)

Accounts payable and accrued liabilities	(2,737)	7,711	(1,128)

Other assets and liabilities	(889)	992	3,718

Net cash (used in) provided by operating activities	(4,100)	5,540	9,182

Investing activities:

Additions to property, plant and equipment	(3,511)	(3,729)	(5,885)

Proceeds from sales of assets	—	10	1,925

Acquisition of Diemakers, Inc.	(91,500)	—	—

Net cash used in investing activities	(95,011)	(3,719)	(3,960)

Financing activities:
Proceeds from issuance of long term debt	35,000	—	—
Proceeds from issuance of bank line of credit	11,500	—	—
Proceeds from issuance of long term debt	3,203	—	—
Payment on long term debt	(1,110)	—	(3,064)
Proceeds from (payment on) bank line of credit	4,216	(244)	(3,232)
Cash contribution by new owners	236	—	—
Proceeds from the issuance of common stock	45,000	—	—

Net cash provided by (used in) financing activities	98,045	(244)	(6,296)
Net increase (decrease) in cash and cash equivalents	(1,066)	1,577	(1,074)

Cash and cash equivalents at beginning of period	2,159	582	1,074

Cash and cash equivalents at end of period	$1,093	$2,159	$—

See accompanying notes.

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)
Notes to Interim Condensed Consolidated Financial Statements
September 30, 1999 (Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Diversified Diemakers, Inc. and Diemakers, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of these companies, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods of 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The December 31, 1998 condensed consolidated balance sheet data was derived from audited financial statements.

2. Acquisition

In the first quarter of 1999, Cerberus Institutional Partners, L.P. and the shareholders of Ganton Technologies, Inc. (Gantec II, LLC and JJM, LLC) set up Diversified Diemakers, Inc. to effect the purchase of assets of Diemakers, Inc. On March 29, 1999 Diversified Diemakers, Inc. purchased substantially all of the assets of Diemakers, Inc. for a price of $91.5 million, subject to post-closing adjustments.

This transaction was accounted for using purchase accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price, including acquisition costs of $1.8 million, over the estimated fair values of net assets acquired was $4.5 million, which has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. Diversified Diemakers accrued approximately $2.4 million for severance and office closing costs.

3. Inventories

Inventories, net of reserves, consist of the following (in thousands of dollars):

	Diversified
	Diemakers, Inc.	Diemakers, Inc. (predecessor)

	September 30,	December 31,
	1999	1998

Finished goods	$3,632	$3,068

Work in process	2,388	2,201

Raw materials	2,282	2,228

Supplies and patterns	14,932	6,819

	$23,234	$14,316

4. Property, Plant and Equipment

Property, plant and equipment, at cost, consist of the following (in thousands of dollars):

	Diversified
	Diemakers, Inc.	Diemakers, Inc. (predecessor)

	September 30,	December 31,
	1999	1998

Land	$897	$383

Buildings and improvements	16,210	15,083

Machinery and equipment	52,257	63,852

Construction in progress	5,884	5,017

	$75,248	$84,335

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)
Notes to Interim Condensed Consolidated Financial Statements (continued)
September 30, 1999 (Unaudited)

5. Intangible Assets

Diversified Diemakers intangible assets of $3,893,000, net of accumulated amortization of $630,000, at September 30, 1999 consist principally of costs in excess of net assets acquired. Such costs are being amortized using the straight-line method, principally over fifteen years. Diversified Diemakers periodically assesses the recoverability of the cost of its intangibles based on a review of projected undiscounted cash flows of the related operating entities.

Diemakers intangible assets of $12,186,000, net of accumulated amortization of $3,322,000, at December 31, 1998, respectively, consist principally of costs in excess of net assets acquired. Such costs are being amortized using the straight-line method, principally over forty years. Diemakers periodically assesses the recoverability of the cost of its intangibles based on a review of projected undiscounted cash flows of the related operating entities.

6. Reporting for Business Segments

Diversified Diemakers’ management evaluates the operating performance of its business units individually. Under the provisions of segment reporting, Diversified Diemakers has aggregated operating units that have similar characteristics, which has resulted in one segment. Virtually all sales are made to one geographic area (United States). Thus, Diversified Diemakers has only one reportable segment.

Diemakers’ management evaluates the operating performance of its business units individually. Under the provisions of segment reporting, Diemakers has aggregated operating units that have similar characteristics, which has resulted in one segment. Virtually all sales are made to one geographic area (United States). Thus, Diemakers has only one reportable segment.

7. Debt

At the end of March 1999, Diversified Diemakers signed a five-year $25 million secured revolving credit agreement with a bank group. On the same day Diversified Diemakers executed a $35 million five-year secured promissory note.

8. Comprehensive Income

Diversified Diemakers’ comprehensive income for the period from March 30, 1999 to September 30, 1999 is the same as the net income reported. Diemakers’ comprehensive income for the period from January 1, 1999 to March 30, 1999 and for the nine months ending September 30, 1998 is the same as the net income reported, respectively.

Diversified Diemakers, Inc.
and Diemakers, Inc. (predecessor)
Notes to Interim Condensed Consolidated Financial Statements (continued)
September 30, 1999 (Unaudited)

9. Environmental and Legal Matters

Diversified Diemakers is a party to a number of environmental matters and legal proceedings in the ordinary course of its business. Diversified Diemakers does not believe there are any pending or threatened legal proceedings to which it is a party, or to which any of its property is subject, that will have a material adverse effect on its consolidated financial position, results of operations or liquidity taken as a whole.

Diemakers is a party to a number of environmental matters and legal proceedings in the ordinary course of its business. Diemakers does not believe there are any pending or threatened legal proceedings to which it is a party, or to which any of its property is subject, that will have a material adverse effect on its consolidated financial position, results of operations or liquidity taken as a whole.

10. Earnings per Share

Diversified Diemakers and Diemakers do not report earnings per share because both organizations are privately held concerns.

(b) Pro Forma Financial Information

On December 20, 1999 Intermet acquired all of the issued and outstanding stock of Diversified Diemakers, Inc., for a purchase price of $160 million. Also on December 20, 1999 Intermet acquired all of the issued and outstanding stock of Ganton Technologies, Inc. for a purchase price of $110 million. In order to finance the acquisition, Intermet borrowed $200 million in the form of an eighteen-month term loan pursuant to a term loan agreement. The remaining $70 million plus related fees and expenses was obtained pursuant to an existing five year credit agreement.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998, have been prepared to illustrate the effect of the acquisitions of Ganton and Diversified Diemakers as if they had occurred on the first day of each period presented. The unaudited pro forma condensed consolidated statements of operations include only the results of ongoing operations and do not include any material nonrecurring charges or credits and related tax effects resulted directly from the transaction. The pro forma adjustments for the statements of operations give effect to events that are directly attributable to the transaction, are expected to have a continuing impact on the registrant and are factually supportable. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 has been prepared to illustrate the effect of the acquisitions of Ganton and Diversified Diemakers as if they had occurred on that date. The pro forma adjustments to the balance sheet give effect to events that are directly attributable to the transaction and factually supportable regardless of whether they have a continuing impact or are nonrecurring.

Intermet Corporation

Pro Forma Condensed Consolidated Statement of Income

(Unaudited)

		Diversified
	Intermet	Diemakers	Ganton
	Historical	Historical*	Historical

		Nine months ended

	September 30,	September 30,	September 30,	Pro Forma
	1999	1999	1999	Adjustments		Pro Forma

	(in thousands of dollars, except share data)
Net sales	$716,275	$80,690	$88,460			$885,425

Cost of sales	625,003	65,680	75,909			766,592

Gross profit	91,272	15,010	12,551			118,833

Operating expenses:

Selling, general and administrative	28,664	9,402	6,669	$2,356	A	40,578

				(629)	B

				(5,884)	F

Operating profit	62,608	5,608	5,882	4,157		78,255

Other income (expense):

Interest income	138	—	18			156

Interest expense	(10,207)	(2,426)	(2,296)	(14,175)	C	(24,382)

				4,722	D

Other, net	424	—	33	337	B	794

	(9,645)	(2,426)	(2,245)	(9,116)		(23,432)

Income before income taxes	52,963	3,182	3,637	(4,959)		54,823

Provision for income taxes	16,762	1,552	1,573	(1,041)	E	18,846

Net income	$36,201	$1,630	$2,064	($3,918)		$35,977

Income per common share — Basic	$1.42					$1.41

Income per common share — Diluted	$1.41					$1.40

Weighted average shares outstanding (thousands):

Basic	25,529					25,529

Diluted	25,634					25,634

*   Includes results of operations for Diversified Diemakers, Inc. from March 30, 1999 to September 30, 1999 and Diemakers, Inc. from January 1, 1999 to March 29, 1999.

See accompanying notes.

Intermet Corporation

Pro Forma Condensed Consolidated Statement of Income

(Unaudited)

		Diversified
	Intermet	Diemakers	Ganton
	Historical	Historical*	Historical

		Year ended

	December 31,	December 31,	December 31,	Pro Forma
	1998	1998	1998	Adjustments		Pro Forma

		(in thousands of dollars, except share data)
Net sales	$841,598	$97,391	$113,919			$1,052,908

Cost of sales	730,857	78,868	96,775			906,500

Gross profit	110,741	18,523	17,144			146,408

Operating expenses:

Selling, general and administrative	35,092	12,418	9,860	$3,141	A	51,941

				(725)	B

				(7,845)	F

Operating profit	75,649	6,105	7,284	5,429		94,467

Other income (expense):

Interest income	230	—	—			230

Interest expense	(11,305)	(1,712)	(2,681)	(18,900)	C	(30,205)

				4,393	D

Other, net	614	(79)	(61)	449	B	923

	(10,461)	(1,791)	(2,742)	(14,058)		29,052

Income before income taxes	65,188	4,314	4,542	(8,629)		65,415

Provision for income taxes	24,199	1,143	2,057	(2,195)	E	25,204

Net income	$40,989	$3,171	$2,485	($6,434)		$40,211

Income per common share — Basic	$1.60					$1.57

Income per common share – Diluted	$1.58					$1.55

Weighted average shares outstanding (thousands):

Basic	25,610					25,610

Diluted	25,947					25,947

* Includes results of operations for Diemakers, Inc. from January 1, 1998 to December 31, 1998.

See accompanying notes.

Intermet Corporation

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

		Diversified
	Intermet	Diemakers	Ganton
	Historical	Historical	Historical

	September 30,	September 30,	September 30,	Pro Forma
	1999	1999	1999	Adjustments		Pro Forma

	(in thousands of dollars)
Current assets:

Cash and cash equivalents	$4,443	$1,093	$195	($1,288)	G	$4,443

Accounts receivable	149,734	18,151	21,814			189,699

Inventories	68,168	23,234	12,027			103,429

Other current assets	13,310	1,829	1,895	8,435	G	25,469

Total current assets	235,655	44,307	35,931	7,147		323,040

Property, plant and equipment, at cost	525,512	75,248	79,988	(46,592)	G	634,156

Less:

Foreign industrial development grants, net of amortization	3,395	—	—			3,395

Accumulated depreciation and amortization	258,952	4,148	42,444	(46,592)	G	258,952

Net property, plant and equipment	263,165	71,100	37,544			371,809

Intangibles, net of amortization	124,234	3,893	4,695	(8,588)	G	243,169

				118,935	H

Other noncurrent assets	23,760	469	7,126			31,355

	$646,814	$119,769	$85,296	$117,494		$969,373

Intermet Corporation

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

		Diversified
	Intermet	Diemakers	Ganton
	Historical	Historical	Historical

	September 30,	September 30,	September 30,	Pro Forma
	1999	1999	1999	Adjustments		Pro Forma

	(in thousands of dollars)
Liabilities and shareholders’ equity
Current liabilities:

Notes payable	$17,000					$17,000

Accounts payable	68,334	$8,415	$8,491			85,240

Income taxes and other accrued liabilities	50,038	10,338	11,997	$5,495	I	80,418
				2,550	G
Bank line of credit		15,716		(15,716)	G

Long term debt due within one year	6,388	4,672	4,600	(9,272)	G	6,388

Total current liabilities	141,760	39,141	25,088	(16,943)		189,046

Noncurrent liabilities:

Long term debt due after one year	205,343	32,421	32,437	(64,858)	G	475,343

				270,000	J

Other noncurrent liabilities	54,234	1,594	3,679			59,507

Total noncurrent liabilities	259,577	34,015	36,116	205,142		534,850

Minority interest	2,337	—	—			2,337

Shareholders’ equity:

Common stock	2,585	100	10	(110)	G	2,585

Capital in excess of par value	63,493	44,900	20,990	(65,890)	G	63,493

Treasury stock	(6,669)	—				(6,669)

Retained earnings	184,270	1,613	3,243	(4,856)	G	184,270

Accumulated other comprehensive income	(448)	—	(151)	151	G	(448)

Unearned restricted stock	(91)	—				(91)

Total shareholders’ equity	243,140	46,613	24,092	(70,705)		243,140

	$646,814	$119,769	$85,296	$117,494		$969,373

See accompanying notes.

Intermet Corporation

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 reflect the acquisitions of Ganton and Diversified Diemakers as if they had occurred on the first day of each period presented.

The unaudited pro forma condensed consolidated balance sheet at September 30, 1999 reflects the acquisitions of Ganton and Diversified Diemakers as if they had occurred on that date.

The unaudited pro forma financial information gives effect to the acquisitions transactions using the purchase method of accounting. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based upon preliminary available information and upon certain assumptions made by management of Intermet. Accordingly, the pro forma adjustments reflected in the unaudited pro forma financial information are preliminary and subject to revision. Such revision could be material.

The unaudited pro forma financial information is presented for illustrative purposes only. It is not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions been consummated on the dates indicated, nor are they necessarily indicative of Intermet’s future results of operations or financial position. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements of Intermet, as well as the audited financial statements of the acquired companies.

2. Pro Forma Adjustments

    A. Amortization of the acquisition goodwill over 40 years

    B. Reverse amortization of intangibles eliminated at acquisition

    C. Interest expense for debt incurred at acquisition

    D. Reverse interest expense for debt eliminated at acquisition

    E. Income taxes on taxable pro forma adjustments

    F. Adjustment to reflect expenses for duplicate sales, engineering, administrative and operating functions that have been or will be eliminated during 2000

    G. Adjustments to apply purchase accounting and adjust assets to fair value

    H. Acquisition goodwill

    I.  Acquisition costs

    J. Debt required for purchase

Pursuant to the requirements of the Securities Exchange Act of 1934, Intermet has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermet Corporation

By: /s/ Ronald C. Ryninger Jr. __________________________________ Ronald C. Ryninger Jr. Corporate Controller (Principal Accounting Officer)

Date: February 28, 2000

Exhibit Index

Exhibit No.	Description

Ex. 23.1	Consent of Independent Accountants

Ex. 23.2	Consent of Independent Accountants